Exhibit 99.1

KCSA
PUBLIC RELATIONS
WORLDWIDE                                                                  NEWS
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Public & Investor Relations, Corporate & Marketing Communications



FOR:        SIX FLAGS, INC.

CONTACT:    Jim Dannhauser, Chief Financial Officer
            122 East 42nd Street
            New York, NY  10168
            (212) 599-4693

KCSA:       Joseph A. Mansi
CONTACT:    (212) 682-6300 ext.  205
            www.kcsa.com


                        SIX FLAGS COMMENCES TENDER OFFER
                            FOR SENIOR DISCOUNT NOTES
                                       AND
                     COMMENCES OFFERING OF NEW SENIOR NOTES
                              TO REPAY INDEBTEDNESS

NEW YORK, April 9, 2003 - Six Flags, Inc. (NYSE: PKS) announced today that it has commenced a tender offer for all $401 million aggregate principal amount of its outstanding 10% Senior Discount Notes due 2008 (CUSIP No. 740540 AE 9).

           The tender offer is scheduled to expire at 5:00 p.m., New York City time on May 7, 2003, unless extended or earlier terminated (the "Expiration Date"). Holders of Senior Discount Notes who tender their Notes on or prior to 12:00 midnight, New York City time, on April 15, 2003, unless extended or earlier terminated (the "Early Tender Date"), will receive the Total Consideration of 105.5% of the principal amount of the Senior Discount Notes validly tendered (as described below). Holders who tender their Senior Discount Notes after 12:00 midnight, New York City time, on the Early Tender Date but prior to the Expiration Date, will receive 105% of the principal amount of the Senior Discount Notes validly tendered (the "Tender Offer Consideration"). The

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Total Consideration is the sum of the Tender Offer Consideration and a premium of 0.5% paid to each holder of Senior Discount Notes that validly tenders on or prior to the Early Tender Date. In each case, holders that validly tender their Notes shall receive accrued and unpaid interest up to, but not including, the applicable payment date.

           Six Flags currently intends to call for redemption on the closing of the offering of the senior notes referred to below, in accordance with the terms of the indenture governing the Senior Discount Notes, all Senior Discount Notes that remain outstanding after the Expiration Date, at the applicable redemption price of 105% of the principal amount thereof, plus interest accrued to the redemption date. This statement of intent shall not constitute a notice of redemption under the indenture. Such notice, if made, will only be made in accordance with the applicable provisions of the indenture.

           Six Flags intends to finance the tender offer and the redemption with the net proceeds from its offering of approximately $430 million of senior notes, pursuant to Rule 144A and Regulation S under the Securities Act of 1933, together with other available funds. The securities to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.

           The obligations to accept for purchase and to pay for Senior Discount Notes in the tender offer are conditioned on, among other things, the receipt by Six Flags before 5:00 p.m., New York City time, on the Expiration Date of net proceeds from the offering of senior notes by Six Flags or other available sources of cash, in each case on terms and conditions satisfactory to Six Flags,



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sufficient to purchase all Senior Discount Notes tendered pursuant to the tender offer or otherwise redeem all outstanding Senior Discount Notes.

           Six Flags has retained Lehman Brothers to serve as the Dealer Manager for the tender offer. Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent, by telephone at (800) 431-9643 (toll-free) or (212) 269-5550 or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005. Questions regarding the tender offer may be directed to Lehman Brothers, at
(800) 438-3242 (toll-free) or (212) 528-7581, Attention: Emily E. Shanks.

           Six Flags is the world's largest regional theme park company, currently with thirty-nine parks throughout North America and Europe.



                                      # # #


This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the 10% Senior Discount Notes due 2008. The Tender Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and the accompanying Letter of Transmittal, each dated as of April 9, 2003.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.



This release and prior releases are available on the KCSA Public Relations Worldwide website at www.kesa.com




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